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Exhibit 5.1

August 1, 2002

Canterbury Park Holding Corporation
1100 Canterbury Road
Shakopee, MN 55379

  Re:
  Opinion of Counsel as to Legality of 150,000 Shares of Common Stock to be Registered Under the Securities Act of 1933, as amended.

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended on Form S-8 of 150,000 shares of Common Stock, $.01 par value, of Canterbury Park Holding Corporation (the "Company") offered to officers and other key employees of the Company pursuant to the Amended and Restated Canterbury Park Holding Corporation 1995 Employee Stock Purchase Plan (the "Plan"). These shares are in addition to the 100,000 shares offered pursuant to the Plan and registered on previous Registration Statements on Form S-8 (File No. 33-96582).

        As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 150,000 shares of Common Stock to be offered to officers, directors, employees and consultants by the Company under the Plan, will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

        The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933, as amended.

Very truly yours,
/s/ LINDQUIST & VENNUM P.L.L.P.

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  Exhibit 5.1